Exhibit 5.1

Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153-0119 +1 212 310 8000 tel +1 212 310 8007 fax

September 1, 2016

Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

Ladies and Gentlemen:

We have acted as counsel to Fidelity National Financial, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of an additional 10,000,000 shares, in the aggregate, under the Company’s Amended and Restated 2005 Omnibus Incentive Plan, as amended (the “Plan”), which additional shares may be issued as shares of FNF Group common stock, par value $0.0001 per share (the “FNF Stock”), FNFV Group common stock, par value $0.0001 per share (the “FNFV Stock”) or any combination of FNF Stock and FNFV Stock.
In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement and the Plan pursuant to which the shares of FNF Stock and/or FNFV Stock will be issued and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.
In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.
Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the 10,000,000 shares of FNF Stock or FNFV Stock or any combination of FNF Stock or FNFV Stock, in the aggregate, being registered for sale pursuant to the Registration Statement have been duly authorized and, when issued and delivered in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.
The opinion expressed herein is limited to the corporate laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of laws of any other jurisdiction.
We hereby consent to the use of this letter as an exhibit to the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.
Very truly yours,

/s/ Weil, Gotshal & Manges LLP